EXHIBIT 99.1

For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN CORPORATION REPORTS FIRST QUARTER RESULTS

TEMPE, ARIZ., April 15, 2004 - Brillian Corporation (Nasdaq: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary liquid crystal on silicon (LCoSTM) microdisplays, today announced its financial results for the first quarter ended March 31, 2004.

For the quarter ended March 31, 2004, Brillian reported revenue of $478,000, up 29% from the year-ago quarter. Net loss for the quarter was $5.4 million compared to a loss of $4.7 million in the year-ago quarter. Net loss per share was $1.00 for the first quarter of 2004 compared to $0.87 for the first quarter of 2003.

Brillian ended the quarter with cash, cash equivalents and short-term investments of $10.1 million, working capital of $11.6 million, stockholders’ equity of $33.5 million, and no debt.

“The first quarter was a very exciting time at Brillian,” said Vincent F. Sollitto, Jr., President and CEO. “We began by showcasing our HDTV product at the Consumer Electronics Show in Las Vegas. We announced the remainder of our supply chain partners, established manufacturing process plans, and prepared for the commencement of production HDTV manufacturing in the second quarter. We also produced soft-tooled prototypes of our HDTV product and began demonstrating them to potential customers. Our bookings during the first quarter totaled $2.2 million without any contribution from our HDTV product. This exceeded our actual revenue for the entire year of 2003. Even more exciting was the fact that these bookings were distributed across our entire microdisplay product line including near-to-eye applications and other projection applications such as photo printers. All of our first quarter efforts culminated when shortly after the close of the quarter we received our first purchase orders for our new HDTV product. These orders are pursuant to a volume purchase agreement from a leading U.S.-based, nationwide retailer. The minimum committed value of this purchase agreement is approximately $6.0 million for HDTVs to be delivered beginning in the third quarter of this year.”

Business Outlook

We do not anticipate appreciable revenue ramp-up from our HDTV product until the third and fourth quarters of fiscal 2004. The timing of the revenue ramp-up depends primarily on the timing of product introductions by announced and potential OEM channel partners. At this time, we anticipate microdisplay revenue, including both near-to-eye and projection applications, to be in the range of $800,000 to $1 million in the second quarter of 2004. Further, we expect that research and development in the second quarter of 2004 will be in the range of $1.9 million to $2.1 million, as we have completed development of our first HDTV platform. We believe the increased revenue and reduced spending for research and development will result in our reporting a net loss for the second quarter of 2004 of $4.7 million to $5.2 million.

In terms of preliminary guidance for fiscal 2004, Brillian reiterates the guidance previously given at the end of 2003 regarding our target business model. Specifically, gross margin break-even is projected to occur at approximately $5 to $6 million in quarterly revenue, operating income break-even is projected to occur at $14 to $16 million in quarterly revenue, and our target business model of 13% operating income is projected to occur at $20 to $25 million in quarterly revenue.

At this time, based on LCoSTM imager forecasts for both projection and head-mounted display applications, orders already received for our HDTV product, and our HDTV development timeline, we anticipate approaching gross margin break-even as early as the third quarter of 2004 and expect to approach operating income break-even as early as the fourth quarter of 2004.

Brillian will host a conference call today, April 15, to discuss its first-quarter financial results and future outlook. The conference call may include forward- looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Brillian’s Web site at www.brilliancorp.com under the Investor Relations section. Brillian will maintain an audio replay of this conference call on its Web site through the second quarter of 2004. No other audio replay will be available.

Brillian is presenting at the American Electronics Association MicroCap Financial Conference in Monterey, California on May 17 and 18, and at the Friedman Billings Ramsey Growth Investor Conference in New York City on June 2 and 3.

About Brillian Corporation

Brillian Corporation designs and develops rear-projection HDTVs targeted at retailers and end user customers looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoSTM Gen II technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoSTM microdisplay products and subsystems that original equipment manufacturers (OEMs) integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoSTM Gen I and LCoSTM Gen II microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is www.brilliancorp.com.

Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the company’s manufacturing and marketing plans, (ii) the future operating results of the company, including expectations regarding revenue, gross margin improvements, expenses, and losses per share for the second quarter of fiscal 2004 and for the entire 2004 fiscal year, (iii) expectations regarding the minimum committed value of the volume purchase agreement, and (iv) the company’s timing for achieving gross margin and operating profit break-even. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customer’s products; (c) the failure of Brillian products to deliver commercially acceptable performance; (d) the fact that, while the volume purchase agreement contains minimum committed purchase quantities for the period through June 30, 2005 and certain pricing parameters, actual pricing, quantities, and delivery dates will be specified by purchase orders, (e) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (f) other risks as detailed in Brillian’s Annual Report on Form 10-K.

BRILLIAN CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three months Ended
	March 31,
	2004	2003
Total net sales	$478	$371

Costs and Expenses:
Cost of sales	2,384	2,132
Selling, general, and administrative	1,086	1,214
Research and development	2,454	1,683

	5,924	5,029

Operating loss	(5,446)	(4,658)
Other Income (Expense):
Interest, net	44	—

Net Loss	$(5,402)	$(4,658)

Loss per Common Share:
Basic and diluted	$(1.00)	$(0.87)

Weighted Average Number of Common Shares:
Basic and diluted	5,380	5,329

BRILLIAN CORPORATION
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	MARCH 31,	DECEMBER 31,
	2004	2003
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$10,132	$14,417
Accounts receivable, net	208	447
Inventories	3,204	2,735
Other current assets	544	828

Total current assets	14,088	18,427
Property, plant and equipment, net	6,970	6,267
Intangibles, net	8,644	8,768
Other investments	6,331	6,331

	$36,033	$39,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,065	$457
Accrued compensation	213	84
Accrued liabilities	936	676
Deferred revenue	297	21

Total current liabilities	2,511	1,238

Commitments and Contingencies Stockholders’ Equity:
Common stock	5	5
Additional paid-in capital	45,878	45,708
Deferred stock compensation	(1,066)	(1,265)
Accumulated deficit	(11,295)	(5,893)

Total stockholders’ equity	33,522	38,555

	$36,033	$39,793